      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2000

                                                      REGISTRATION NO. 333-31396
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                NEW FOCUS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3674                          33-0404910
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               2630 WALSH AVENUE
                       SANTA CLARA, CALIFORNIA 95051-0905
                                 (408) 980-8088
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              KENNETH E. WESTRICK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               2630 WALSH AVENUE
                       SANTA CLARA, CALIFORNIA 95051-0905
                                 (408) 980-8088
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            JUDITH M. O'BRIEN, ESQ.                          JOHN B. MONTGOMERY, ESQ.
           ALISANDE M. ROZYNKO, ESQ.                             JOHN HAYES, ESQ.
              MARGO M. EAKIN, ESQ.                           LAURA M. DE PETRA, ESQ.
            EDWARD F. VERMEER, ESQ.                             LORA D. BLUM, ESQ.
        WILSON SONSINI GOODRICH & ROSATI                  BROBECK PHLEGER & HARRISON LLP
            PROFESSIONAL CORPORATION                          TWO EMBARCADERO PLACE
               650 PAGE MILL ROAD                                 2200 GENG ROAD
              PALO ALTO, CA 94304                              PALO ALTO, CA 94303
                 (650) 493-9300                                   (650) 424-0160

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-31396

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE PURSUANT TO GENERAL INSTRUCTION V OF FORM S-1.

    IN ACCORDANCE WITH THE PROVISIONS OF GENERAL INSTRUCTION V OF FORM S-1, THE REGISTRANT HEREBY INCORPORATES BY REFERENCE THE CONTENTS OF THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NO. 333-31396) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2000, AS AMENDED BY AMENDMENT NO. 1 DATED MARCH 6, 2000, AS AMENDED BY AMENDMENT NO. 2 DATED MARCH 28, 2000, AS AMENDED BY AMENDMENT NO. 3 DATED APRIL 4, 2000, AS AMENDED BY AMENDMENT NO. 4 DATED MARCH 26, 2000, AS AMENDED BY AMENDMENT NO. 5 DATED MARCH 28, 2000, AS AMENDED BY AMENDMENT NO. 6 DATED MAY 12, 2000, AS AMENDED BY AMENDMENT NO. 7 DATED MAY 17, 2000, AS AMENDED BY AMENDMENT NO. 8 DATED MAY 17, 2000, BY WHICH SUCH REGISTRATION STATEMENT WAS DECLARED EFFECTIVE ON MAY 17, 2000 AND THE FINAL PROSPECTUS FILED UNDER RULE 424(B) DATED MAY 17, 2000.
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS. All Exhibits filed with the Registration Statement on Form S-1 (File No. 333-31396) are incorporated by reference into, and shall be deemed part of, this Registration Statement, except the following, which are filed herewith:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.20     Lease Agreement between Registrant and Lincoln -- RECP
          Hellyer Opco, LLC, a Delaware Corporation
23.3      Consent of Ernst & Young, LLP, Independent Auditors

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 18th day of May, 2000.

                                          NEW FOCUS, INC.

                                          By:    /s/ KENNETH E. WESTRICK
                                            ------------------------------------
                                                    Kenneth E. Westrick
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                       SIGNATURE                                     TITLE                  DATE
                       ---------                                     -----                  ----

                /s/ KENNETH E. WESTRICK                    President, Chief Executive   May 18, 2000
--------------------------------------------------------      Officer and Director
                  Kenneth E. Westrick                         (Principal Executive
                                                                    Officer)

                           *                                Chief Financial Officer     May 18, 2000
--------------------------------------------------------    (Principal Financial and
                 William L. Potts, Jr.                        Accounting Officer)

                                                                    Director            May 18, 2000
--------------------------------------------------------
                    Dr. David L. Lee

                           *                                        Director            May 18, 2000
--------------------------------------------------------
                    Dr. Milton Chang

                           *                                        Director            May 18, 2000
--------------------------------------------------------
                     John Dexheimer

                           *                                        Director            May 18, 2000
--------------------------------------------------------
                     Dr. Winston Fu

                           *                                        Director            May 18, 2000
--------------------------------------------------------
                    R. Clark Harris

                           *                                        Director            May 18, 2000
--------------------------------------------------------
                    Robert D. Pavey

              *By: /s/ KENNETH E. WESTRICK
    ------------------------------------------------
                  Kenneth E. Westrick
                    Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.20     Lease Agreement between Registrant and Lincoln-RECP Hellyer
          Opco, LLC, a Delaware LLC.
23.3      Consent of Ernst & Young LLP, Independent Auditors